NATIONWIDE LIFE INSURANCE COMPANY

ONE NATIONWIDE PLAZA

COLUMBUS, OHIO 43215

BENEFICIAL OWNERSHIP ENDORSEMENT FOR NON-QUALIFIED CONTRACTS

General Information Regarding this Endorsement

This Beneficial Ownership Endorsement (“Endorsement”) is made part of the Contract to which it is attached and is effective on the date of death of the Original Contract Owner. With the exception of any tax related provisions, to the extent any provisions contained in this Endorsement are contrary to or inconsistent with those of the contract to which it is attached, the provisions of this Endorsement will control the applicable Contract accordingly. Terms not defined in this Endorsement have the meaning given to them in the applicable Contract. This Endorsement ends when the Beneficially Owned Contract has no Contract Value or Death Benefit left to distribute.

DEFINITIONS

The following definitions are hereby added to the Contract:

Beneficially Owned Contract - An annuity contract that exists for the purpose of distributing Contract Proceeds in compliance with the Beneficial Owner RMD requirements applicable to Non-Qualified Contracts. There are two types of Beneficially Owned Contracts, a Continued Beneficially Owned Contract and a Purchased Beneficially Owned Contract.

Beneficial Owner - A Designated Beneficiary of an annuity contract or a non-natural person (e.g. trust, estate, or corporation) who becomes owner of the contract in order to facilitate the payment of the Contract Proceeds from the Original Contract in compliance with the Beneficial Owner RMD requirements applicable to Non-Qualified Contracts.

Beneficial Owner Required Minimum Distributions (RMD) - The amount that is required to be distributed from Beneficially Owned Contracts to meet the minimum distribution rules established by Section 72(s) of the Code for Non-Qualified Contracts. It is the responsibility of the Beneficial Owner to ensure that RMD requirements are met.

Beneficial Owner RMD Options - Options by which a Beneficial Owner can satisfy their RMD from their Beneficially Owned Contract.

Continued Beneficially Owned Contract - A Beneficially Owned Contract that is a continuation of the Original Contract. The Original Contract becomes a Continued Beneficially Owned Contract on the date the Continued Beneficially Owned Contract is issued. Once the Original Contract becomes a Continued Beneficially Owned Contract, only the terms of this Endorsement apply except where specifically noted herein.

Contract Proceeds - Any Contract Value or Death Benefit required to be distributed from a Beneficially Owned Contract.

Designated Beneficiary - Any individual designated by the Original Contract Owner as a beneficiary or the individual entitled to the Contract Proceeds per the terms of the Original Contract.

Non-Qualified Contract - A Contract that does not qualify for favorable tax treatment under Code Sections 408, 401(a), 401(k), 403(a), 403(b), 457, or a qualified funding asset (as defined in Section 130(d) of the Code, but without regard to whether there is a qualified assignment).

Original Contract - The Contract from which Contract Proceeds are payable to the Beneficial Owner after the death of the Contract Owner and/or Annuitant of the Original Contract.

VAZZ-0209AO	1	(Standard) (5/2023)

Purchased Beneficially Owned Contract - A Beneficially Owned Contract that is purchased by a Beneficial Owner using the Contract Proceeds from the Original Contract. Both the terms of the Purchased Beneficially Owned Contract, which may include any applicable Riders, and this Endorsement will apply to a Purchased Beneficially Owned Contract.

Spouse Beneficial Owner - The spouse of the Original Contract Owner who is the sole Beneficiary of the Original Contract and elects to be treated as a Beneficial Owner.

Successor Beneficiary - A Beneficiary of a Beneficially Owned Contract.

BENEFICIALLY OWNED CONTRACT - RMD DISTRIBUTION OPTIONS

The Beneficial Owner must take RMDs from the Beneficially Owned Contract as required by the Code. The Beneficial Owner must elect one of the following RMD Distribution Options:

●	the 5-Year Distribution Option; or

●	the Life Expectancy Distribution Option.

The availability of the two RMD Distribution Options are dependent on whether the Beneficially Owned Contract is a Continued Beneficially Owned Contract or a Purchased Beneficially Owned Contract, as described below.

Once an RMD Distribution Option is elected, the election is irrevocable.

5-Year Distribution Option

The 5-Year Distribution Option allows the Beneficial Owner to delay distribution of the Contract Proceeds for up to five years from the date of the Contract Owner’s death.

Unless the Life Expectancy Distribution Option is elected and distributions begin on or before the 1st anniversary of the date of death of the Contract Owner and/or the Annuitant of the Original Contract, Contract Proceeds of the Beneficially Owned Contract must be withdrawn on or before the 5th anniversary of the date of death of the Contract Owner.

Life Expectancy Distribution Option

The Life Expectancy Distribution Option (LEDO) allows Contract Proceeds to be distributed based on the Beneficial Owner’s life expectancy. Distributions under the LEDO must occur at least once each calendar year but are permitted to occur more frequently.

Election of the LEDO must be made, and distribution must begin before the 1st anniversary of the date of death of the Owner and/or Annuitant of the Original Contract. Failure to begin distributions by this date will result in the loss of the right to distribute payments under the LEDO and the Beneficial Owner will be required to take distributions pursuant to the 5-Year Distribution Option.

LEDO payments cannot be stopped once they begin. Any request to stop LEDO payments will result in a full surrender of the remaining Contract Proceeds and the Beneficially Owned Contract will terminate.

Where the Beneficial Owner is a non-natural person (e.g. trust, estate, or corporation), the LEDO is not available.

VAZZ-0209AO	2	(Standard) (5/2023)

GENERAL PROVISIONS APPLICABLE TO ALL BENEFICIALLY OWNED CONTRACTS

Spouse Beneficial Owners

Where the spouse of the Original Contract owner is the sole Designated Beneficiary and elects to be treated as a Beneficial Owner, they will be treated the same as any other Beneficial Owner except that, if the Spouse Beneficial Owner fails to meet the RMD requirements as a Beneficial Owner , then they will no longer be treated as a Beneficial Owner and they will become the new owner of the Original Contract with all the rights and obligations under that contract.

Successor Beneficiaries

The Beneficial Owner may name Successor Beneficiary(ies). If the Beneficial Owner dies before the Contract Proceeds are fully distributed, the Successor Beneficiary will receive the remaining Contract Proceeds as follows:

(1)

If the Beneficial Owner elected the 5-Year Distribution Option, the Successor Beneficiary will have until the end of the Beneficial Owner’s original 5-year term to complete full distribution of the Contract Proceeds from the Beneficially Owned Contract.

(2)	If the Beneficial Owner elected the LEDO, the Successor Beneficiary will continue to take RMDs from the Beneficially Owned Contract over the Beneficial Owner’s remaining life expectancy.

If the Beneficial Owner does not name a Successor beneficiary, any remaining Contract Proceeds on the date of death of the Beneficial Owner will be paid to the Beneficial Owner’s estate.

Beneficial Ownership Due to Death of Owner Who Is Not the Annuitant

Where the Contract Owner and the Annuitant on the Original Contract are not the same individual and the Contract Owner dies, a Death Benefit is not payable under the Original Contract, but the Contract Value will be distributed to the Designated Beneficiary pursuant to the terms of the Original Contract. When the Contract Value is distributed, it is subject to the same Beneficial Owner RMD rules as Death Benefit proceeds. However, because the proceeds are not Death Benefit proceeds, withdrawals may be subject to Contingent Deferred Sales Charge (CDSC) and a Market Value Adjustment (MVA), if applicable. For the purposes of this Endorsement, CDSC also means Surrender Charges. See the Original Contract for applicability of any CDSC or MVA.

Transfers

A Beneficial Owner may transfer Contract Value among available Strategies subject to the Transfers section of the Original Contract or the Purchased Beneficially Owned Contract.

Surrenders

A Beneficial Owner may take a partial withdrawal or full surrender of the Contract Value in the Beneficially Owned Contract at any time, but may be subject to CDSC and an MVA, if applicable.

Taxation on Partial Withdrawals and Full Surrenders from a Beneficially Owned Contract

Partial Withdrawals from or a full surrender of a Beneficially Owned Contract are tax reportable.

Reporting

Reporting, as required by the terms of the Original Contract to which this Endorsement is attached will be provided to the Beneficial Owner. In addition, every financial transaction initiated by the Beneficial Owner will generate a confirmation with details of the transaction. All reporting will be mailed to the Beneficial Owner at their address of record.

VAZZ-0209AO	3	(Standard) (5/2023)

PROVISIONS APPLICABLE TO CONTINUED BENEFICIALLY OWNED CONTRACTS

Parties to the Contract

Only the Beneficial Owner can be a party to a Continued Beneficially Owned Contract. A Beneficial Owner may name Successor Beneficiary(ies) under a Continued Beneficially Owned Contract.

Riders

No riders are permitted under a Continued Beneficially Owned Contract. Any riders on the Original Contract will be terminated at the time the Original Contract becomes a Beneficially Owned Contract.

Beneficial Owner RMD Distribution Option Availability

Both the 5-Year Option and the LEDO are available for Continued Beneficially Owned Contracts.

Contingent Deferred Sales Charges (CDSC) and Market Value Adjustment (MVA) on Continued Beneficially Owned Contracts

Any withdrawal of Death Benefit proceeds from the Original Contract will not be subject to CDSC or an MVA. A withdrawal of Contract Value that is not Death Benefit proceeds may be subject to CDSC and an MVA, if applicable. Please see the “Beneficial Ownership Due to Death of Owner Who Is Not the Annuitant” section of this Endorsement for additional details.

PROVISIONS APPLICABLE TO PURCHASED BENEFICIALLY OWNED CONTRACTS

Parties to the Contract

Generally, no other parties can be named on a Purchased Beneficial Owner Contract other than the Beneficial Owner (who must also be the Annuitant) and any Successor Beneficiary(ies). However, if an optional Death Benefit with the Spousal Protection Feature is elected on a Purchased Beneficial Owner Contract, a Co-Annuitant may also be named.

Riders

An optional Death Benefit is permitted to be elected on a Purchased Beneficial Owner Contract, if available. No other riders will be permitted.

RMD Distribution Option Availability

Only the LEDO is available for Purchased Beneficially Owned Contracts.

Partial Withdrawals or a Full Surrender

Any partial withdrawal or full surrender from a Purchased Beneficially Owned Contract is not subject to CDSC or an MVA unless the partial withdrawal or full surrender exceeds the Remaining Free Withdrawal Amount. If a CDSC and MVA are applicable, they will be calculated as described in the Purchased Beneficially Owned Contract.

Executed for Nationwide on the Date of Issue by:

VAZZ-0209AO	4	(Standard) (5/2023)